Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Pebblebrook Hotel Trust:

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-173468) and the Registration Statement on Form S-8 (File No. 333-163638) of Pebblebrook Hotel Trust of our report dated September 2, 2011, with respect to the consolidated balance sheets of DP Fee Holding Co., LLC as of December 31, 2010 and 2009, and the related consolidated statements of member’s equity, operations and cash flows for the years then ended, which appears in the Current Report on Form 8-K/A of Pebblebrook Hotel Trust filed on September 28, 2011.

/s/ PKF

New York, New York
September 28, 2011